                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /x/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/x/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           The Liberty Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/x/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                  [LIBERTY LOGO]
--------------------------------------------------------------------------------
The Liberty Corporation Box 789 Greenville, SC 29602-0789

                                                                  March 28, 1996

Dear Shareholder:

     You are cordially invited to attend the 1996 Annual Meeting of Shareholders of The Liberty Corporation on Tuesday, May 7, 1996, at 10:30 a.m. in the Company's Headquarters Building located at 2000 Wade Hampton Boulevard, Greenville, South Carolina.

     The items of business to be acted on during the meeting include the election of five directors to serve three-year terms expiring May, 1999 and the ratification of the appointment of independent public accountants for the year 1996. The accompanying proxy statement contains details on these items. We will also review the major developments of 1995.

     Your participation in the affairs of the Company is important, regardless of the number of shares you hold. To ensure your representation at the meeting whether or not you are able to be present, please complete and return the enclosed proxy card as soon as possible. If you do attend the meeting, you may revoke your proxy and vote in person if you so desire.

     I look forward to seeing you on May 7. Coffee will be served prior to the meeting, when the members of the Board of Directors hope to visit with you.

                                           Cordially,

                                           /s/ Hayne Hipp

                                           HAYNE HIPP
                                           Chairman, President
                                             and Chief Executive Officer

                            THE LIBERTY CORPORATION

                             WADE HAMPTON BOULEVARD
                             GREENVILLE, S.C. 29615

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

                                                                  March 28, 1996

To the Shareholders of The Liberty Corporation:

     The Annual Meeting of Shareholders of The Liberty Corporation will be held at The Liberty Corporation Headquarters Building, Wade Hampton Boulevard, Greenville, South Carolina, on Tuesday, May 7, 1996 at 10:30 a.m., local time, for the following purposes:

        1. To elect five directors to serve for three-year terms.

        2. To ratify the selection of independent public accountants.

        3. To transact such other business as may properly come before the meeting.

     Holders of Common Stock and Preferred Stock at the close of business on March 15, 1996 will be entitled to vote at the meeting or any adjournment thereof.

     A copy of the 1995 Annual Report to Shareholders is enclosed.

                                           By Order of the Board of Directors

                                           MARTHA G. WILLIAMS
                                           Vice President, General Counsel
                                             & Secretary

     EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE MAY, IF HE WISHES, REVOKE HIS PROXY AND VOTE HIS SHARES IN PERSON.

Mailing Date: March 28, 1996

                            THE LIBERTY CORPORATION

                             WADE HAMPTON BOULEVARD
                             GREENVILLE, S.C. 29615

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

     The 1996 Annual Meeting of Shareholders of The Liberty Corporation ("Liberty" or the "Company") will be held on May 7, 1996 for the purposes set forth in the Notice of Annual Meeting. The accompanying form of proxy is solicited on behalf of the Board of Directors in connection with this meeting and any adjournment thereof. Officers of Liberty may solicit proxies by mail, telephone and personal interview, which expense will be borne by Liberty. In addition, the Company has engaged the services of Corporate Communications, Inc., Nashville, Tennessee, to assist in the solicitation of proxies at an estimated fee of $6,000 plus out-of-pocket expenses.

     A proxy in the accompanying form which is properly executed, duly returned and not revoked will be voted in accordance with instructions contained therein. If no instructions are given with respect to a specified matter to be acted upon, proxies will be voted in favor of such matter. Proxies may be revoked at any time before exercise.

     Each shareholder is entitled to one vote for each share of Common Stock and each share of Preferred Stock of The Liberty Corporation held at the close of business on March 15, 1996, the record date for the Annual Meeting. On that date there were 20,091,005 shares of Common Stock, 668,207 shares of Series 1994-A Preferred Stock, 593,826 shares of Series 1994-B Preferred Stock, and 599,985 shares of Series 1995-A Preferred Stock outstanding.

ITEM 1.  ELECTION OF DIRECTORS

INFORMATION RESPECTING THE BOARD AND NOMINEES

     The Board, which held four meetings during 1995, has standing Audit, Compensation, Investment and Finance, and Nominating Committees. The memberships and principal responsibilities of these Committees are as follows:

     The Audit Committee, which met four times during 1995, currently includes Edward E. Crutchfield, Chairman, John R. Farmer, Lawrence M. Gressette, Jr. and
J. Thurston Roach. The Audit Committee is responsible for recommending to the Board of Directors the engagement or discharge of the independent public accountants, reviewing with the independent public accountants the plan and results of the audit engagement, maintaining direct reporting responsibility and regular communication with the Company's internal audit staff, reviewing the scope and results of the Company's internal audit procedures, approving the services to be performed by the independent public accountants, reviewing the degree of independence of the public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's system of internal accounting controls.

     The Compensation Committee, which met three times during 1995, currently includes William O. McCoy, Chairman, William S. Lee and John H. Mullin, III. This Committee establishes the salaries and other forms of executive compensation for senior executives of the Company and its subsidiaries, develops and maintains compensation plans for such senior executives, and grants benefits under such plans.

     The Investment and Finance Committee, which met one time during 1995, currently includes William S. Lee, Chairman, W. W. Johnson, John H. Mullin, III and J. Thurston Roach. This Committee advises the Board with regard to the Company's capital structure and long-term capital and borrowing needs, the Company's broad investment policies and guidelines, and the quality and performance of the investment portfolios.

     The Nominating Committee, which met two times since the last annual meeting, currently includes Buck Mickel, Chairman, Rufus C. Barkley, Jr., W. W. Johnson and Dr. Benjamin F. Payton. This Committee recommends selection to management and to the Board of Directors of nominees for election as Directors and considers the performance of incumbent Directors in determining whether to nominate them for re-election. The Nominating Committee will consider nominees recommended by shareholders for the 1997 meeting provided such nominations are made in writing and submitted to the Nominating Committee at the Company's above-stated address no later than December 1, 1996.

     The Board of Directors is divided into three classes. At each annual meeting, one class is elected for a three-year term. The Nominating Committee has recommended the election of Rufus C. Barkley, Jr., W. W. Johnson, William S. Lee, Dr. Benjamin F. Payton and Eugene E. Stone, IV as Directors to hold office for terms of three years, expiring with the annual shareholders meeting to be held in 1999 and until their successors are duly elected and qualified. The terms of office of the other eight Directors continue until the annual meeting of shareholders held in the year shown for their respective classes. The Board of Directors and management concur in this recommendation.

     The accompanying proxies will be voted for the election of the nominees named below unless contrary instructions are given in the proxy. Should any one or more of the nominees become unavailable to accept nomination for election as a Director, the persons named in the enclosed proxy will vote for the election of such other persons as management may recommend, unless the Board reduces the number of Directors. The nominees receiving a plurality of the votes cast will be elected as Directors. Ratification of the appointment of independent auditors requires that the votes cast favoring the action exceed the votes cast opposing the action. Abstaining votes and broker non-votes will not be included as votes in favor of or against either proposal. Independent tabulation is employed.

     Following is information about each nominee for Director or Director whose term continues after the meeting, including certain biographical data.

                             NOMINEES FOR DIRECTOR

FOR TERMS EXPIRING IN MAY 1999:

     RUFUS C. BARKLEY, JR. is the Chairman of the Board of Cameron and Barkley Company, an industrial and electrical supplier of Charleston, South Carolina. He also served as Cameron and Barkley's Chief Executive Officer until January 1, 1992. Mr. Barkley, who is also a Director of Wachovia Corporation, first became a Director of Liberty in 1970. He is 66 years old.

     W. W. JOHNSON is Chairman of the Executive Committee and a Director of NationsBank Corporation, a bank holding company, headquartered in Charlotte, North Carolina. Mr. Johnson first became a Director of Liberty in 1973 and is also a Director of Duke Power Company and Alltel Corporation. He is 65 years old.

     WILLIAM S. LEE has served as Chairman Emeritus of Duke Power Company, Charlotte, North Carolina, since April 28, 1994. Previously, he served as Chairman, President and Chief Executive Officer. Mr. Lee was first elected to Liberty's Board in 1978 and is also a Director of J.P. Morgan and Company, Knight-Ridder, Incorporated and Texas Instruments Incorporated. He is 66 years old.

     BENJAMIN F. PAYTON is President of Tuskegee University, Tuskegee, Alabama. He was elected a Director of Liberty in 1973 and is also a Director of AmSouth Bancorporation, ITT Corporation, Morrison Restaurants Incorporated, Praxair, Incorporated and Sonat Incorporated. Dr. Payton is 63 years old.

     EUGENE E. STONE, IV is Chief Executive Officer of Stone Manufacturing Co., an apparel manufacturer located in Greenville, South Carolina, and Chairman of Umbro International. Mr. Stone also serves as a Director of Carolina First Bank and is being nominated as a Director of Liberty for the first time. He is 57 years old.

                         DIRECTORS CONTINUING IN OFFICE

TERMS EXPIRING IN MAY 1997:

     LAWRENCE M. GRESSETTE, JR. is Chairman, President and Chief Executive Officer of SCANA Corporation, a utilities company located in Columbia, South Carolina. Mr. Gressette was first elected a Director of Liberty in 1994 and also serves as a Director of Wachovia Corporation and Intercel, Incorporated. He is 64 years old.

     HAYNE HIPP is Chairman, President and Chief Executive Officer of Liberty, having been elected Chairman in May, 1995. Also serving as Chairman of Liberty Life, Mr. Hipp first became a Director of Liberty in 1977. He also serves on the Boards of Wachovia Corporation and SCANA Corporation. He is 56 years old.

     BUCK MICKEL is the retired Vice Chairman of the Board and President of Fluor Corporation, a company headquartered in Irvine, California, and engaged primarily in furnishing engineering and construction services and producing natural resources. Mr. Mickel has been a member of Liberty's Board of Directors since 1969 and is also a Director of Fluor Corporation, Duke Power Company, Monsanto Company, NationsBank Corporation, Delta Woodside Industries, Incorporated, Insignia Financial Group, RSI Holdings Inc. and Emergent Group Incorporated. Mr. Mickel is 70 years old.

     J. THURSTON ROACH is President and a Director of Simpson Timber Company, a subsidiary of Simpson Investment Company, a privately-held company headquartered in Seattle, Washington, engaged in growing and harvesting timber and manufacturing lumber, plywood, pulp, and paper. Until January, 1996, when he became President of Simpson Timber Company, he served as Senior Vice President, Chief Financial Officer and Secretary of Simpson Investment Company. Mr. Roach also serves as Chairman of the Board of Cellulosa del Pacifico S.A. and was first elected a Director of Liberty in 1994. He is 54 years old.

TERMS EXPIRING IN MAY 1998:

     EDWARD E. CRUTCHFIELD is Chairman and Chief Executive Officer of First Union Corporation, a bank holding company, located in Charlotte, North Carolina. Mr. Crutchfield has served as a Director of Liberty since 1989 and also serves as a Director of BellSouth Telecommunications, Incorporated and VF Corporation. He is 54 years old.

     JOHN R. FARMER is a Limited Partner of Goldman, Sachs & Co., New York, New York, and Vice Chairman of Goldman Sachs Europe, Limited, London, England, investment banking firms. He assumed this position in December, 1994 and, previously, served as a General Partner of Goldman, Sachs & Co. and Managing Director of Goldman, Sachs, International. Mr. Farmer was first elected a Director of Liberty in 1995. He is 57 years old.

     WILLIAM O. MCCOY is Chief Financial Officer of the University of North Carolina, Chapel Hill, North Carolina, a position he assumed on February 1, 1995. Previously, he served as Vice Chairman of the Board of BellSouth Corporation, Atlanta, Georgia, and as President and Chief Executive Officer of BellSouth Enterprises, Incorporated. Mr. McCoy has served as a Director of Liberty since 1984 and also serves as a Director of First American Corporation and Weeks Corporation. He is 62 years old.

     JOHN H. MULLIN, III is Chairman of Ridgeway Farm, Inc., a wholesale shade and ornamental tree nursery located in Brookneal, Virginia. Serving as a Managing Director of Dillon, Read & Co. Inc., of New York, New York, until 1989, Mr. Mullin remains a Director of Dillon, Read & Co. Inc. and also serves as a Director of ACX Technologies, Inc. and The Ryland Group, Inc. He has served as a Liberty Director since 1989. Mr. Mullin is 54 years old.
---------------

1. References to "Liberty Life" are to Liberty Life Insurance Company, a wholly-owned subsidiary of Liberty.

2. Dr. Benjamin F. Payton attended 67% of the aggregate of the total number of meetings of the Board and the meetings held by all committees of the Board on which he sat.

EXECUTIVE COMPENSATION

     The following information is given as to the Chief Executive Officer and the other four most highly compensated officers (collectively the "Senior Executives") who received salary and bonus for 1995 from Liberty and its subsidiaries of more than $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                                                   COMPENSATION AWARDS
                                                                                  ----------------------
                                                   ANNUAL COMPENSATION            RESTRICTED      STOCK       ALL OTHER
                                            ---------------------------------       STOCK        OPTIONS     COMPENSATION
       NAME AND PRINCIPAL POSITION          YEAR     SALARY ($)     BONUS ($)      ($) (2)         (#)         ($) (3)
------------------------------------------  ----     ----------     ---------     ----------     -------     ------------
H. Ray Eanes                                1995      $360,000      $175,000      $  251,634        -0-        $ 15,678
Senior VP & CFO of Liberty                  1994       264,167       215,000         772,500        -0-             -0-
                                            1993           -0-           -0-             -0-        -0-             -0-
Hayne Hipp                                  1995       333,334       103,350       1,062,500        -0-          23,786
Chairman, President & CEO of Liberty        1994       350,000           -0-         772,500        -0-          23,454
                                            1993       300,000       123,900         708,000        -0-          31,449
James M. Keelor                             1995       262,586       203,399         252,669        -0-          21,795
President of Cosmos                         1994       234,808       190,259         150,766        -0-          21,750
                                            1993       215,000        73,179         214,908     15,000          30,446
Porter B. Rose                              1995       226,667       163,233         163,012        -0-          23,986
President                                   1994       211,334        95,780         177,546        -0-          23,656
of Liberty Investment Group                 1993       205,000        70,231         290,428        -0-          29,853
W. Kenneth Hunt, III                        1995       216,333        74,849          45,928        -0-          20,730
President                                   1994       178,334        38,320         425,277        -0-          20,266
of Liberty Life                             1993       165,667        29,380         145,086        -0-          26,354

---------------

(1)References to "Cosmos" are to Cosmos Broadcasting Corporation, to "Liberty Life" are to Liberty Life Insurance Company and to "Liberty Investment Group" are to a group of companies comprised of Liberty Capital Advisors, Inc. and Liberty Properties Group, Inc. All companies referenced are wholly-owned subsidiaries of Liberty.
(2)The aggregate restricted shareholdings at December 31, 1995, 1994, 1993 respectively for each individual named in the Summary Compensation Table were as follows: H. Ray Eanes -- 33,725 and 30,000 shares valued at $1,138,219 and $753,750; Hayne Hipp -- 98,400, 91,200 and 92,800 shares valued at $3,321,000, $2,291,400, and $2,250,400; James M.
   Keelor -- 22,142, 17,866, and 17,329 shares valued at $747,293, $448,883, and $420,228; Porter B. Rose -- 21,447, 22,057, and 22,693 shares valued at
   $723,836, $554,182, and $550,305; and W. Kenneth Hunt, III -- 19,794,
   23,952, and 12,241 shares valued at $668,048, $607,782 and $296,844.
   Dividends are paid on restricted stock at the same rate as paid on all outstanding shares of the Company's Common Stock.
(3)"All Other Compensation" was comprised of the following items during 1995 (the last completed fiscal year): a.) the full dollar value of the entire premiums paid by the Company on behalf of the named individuals for split dollar life insurance policies: Hayne Hipp -- $6,798, James M.
   Keelor -- $7,500, Porter B. Rose -- $7,000, and W. Kenneth Hunt,
   III -- $3,738; b.) employer-matched contributions under the 401(k) Thrift Plan for each named individual: H. Ray Eanes -- $3,190, Hayne Hipp -- $4,500, James M. Keelor -- $4,500, Porter B. Rose -- $4,498, and W. Kenneth Hunt, III -- $4,504; and c.) employer contribution amounts allocated to each named individual pursuant to the Profit Sharing Plan: H. Ray
   Eanes -- $12,488, Hayne Hipp -- $12,488, James M. Keelor -- $9,795, Porter
   B. Rose -- $12,488, and W. Kenneth Hunt, III -- $12,488.

OPTION EXERCISES AND YEAR-END 1995 VALUES

     The information shown below includes the number of shares of Common Stock acquired on exercise of stock options by the Senior Executives during 1995, the value realized by these exercises calculated by multiplying the closing price of the Company's stock on the exercise date by the number of shares acquired, less the option price paid by the Senior Executives to the Company in order to acquire the shares. Also shown is the number of unexercised options to purchase the Company's Common Stock held by each of the Senior Executives at December 31, 1995, as well as the value of the in-the-money unexercised options calculated by multiplying the closing price of the Company's stock on December 31, 1995 by the number of shares underlying the unexercised options, less the option price that must be paid by the Senior Executives to the Company in order to acquire these shares.

            AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END VALUES

                                                                                       VALUE OF SHARES
                                                                    NUMBER OF SHARES     UNDERLYING
                                                                      UNDERLYING         UNEXERCISED
                                                                      UNEXERCISED       IN-THE-MONEY
                                                                        OPTIONS          OPTIONS AT
                                                                    AT 12/31/95 (#)     12/31/95 ($)
                                                                    ---------------   -----------------
                                   SHARES ACQUIRED      VALUE       EXERCISABLE/(1)    EXERCISABLE/(1)
              NAME                 ON EXERCISE (#)   REALIZED ($)   UNEXERCISABLE(2)  UNEXERCISABLE(2)
---------------------------------  ---------------   ------------   ---------------   -----------------
H. Ray Eanes.....................     -0-               -0-              (1)  -0-          (1)   -0-
                                                                         (2)  -0-          (2)   -0-
Hayne Hipp.......................     -0-               -0-              (1)  -0-          (1)   -0-
                                                                         (2)  -0-          (2)   -0-
W. Kenneth Hunt, III.............       6,000          $ 59,000          (1)  -0-          (1)   -0-
                                                                         (2)  -0-          (2)   -0-
James M. Keelor..................     -0-               -0-              (1) 25,000        (1) $322,000
                                                                         (2)  9,000        (2) $ 39,375
Porter B. Rose...................     -0-               -0-              (1)  6,000        (1) $ 48,750
                                                                         (2)  4,000        (2) $ 32,500

Closing price of Company stock on New York Stock Exchange on December 31, 1995 was $33.75.

PENSION PLAN TABLE

     The following table shows estimated annual benefits payable after retirement to a participant covered by the Supplemental Retirement Income Plan at its termination on December 31, 1984:

                               PENSION PLAN TABLE

                                 YEARS OF SERVICE
                 -------------------------------------------------
REMUNERATION        15           20           25        30 OR MORE
------------     --------     --------     --------     ----------
  $100,000       $ 30,000     $ 40,000     $ 50,000      $ 60,000
   150,000         45,000       60,000       75,000        90,000
   200,000         60,000       80,000      100,000       120,000
   250,000         75,000      100,000      125,000       150,000
   300,000         90,000      120,000      150,000       180,000
   350,000        105,000      140,000      175,000       210,000
   400,000        120,000      160,000      200,000       240,000
   450,000        125,000      180,000      225,000       270,000
   500,000        150,000      200,000      250,000       300,000
   550,000        165,000      220,000      275,000       330,000
   600,000        180,000      240,000      300,000       360,000

     A participant's remuneration covered by the Supplemental Retirement Income Plan is his or her average salary and bonus (as reported in the Summary Compensation Table) during the three consecutive years of the final five years of employment which will produce the highest average. Estimated annual benefits under the Supplemental Retirement Income Plan as listed in the table would be reduced by Social Security benefits and any benefits received under the 401(k) Thrift Plan resulting from employer contributions and under the Profit Sharing Plan, any annuity contract or any other qualified profit sharing or pension plan for which the Company provides the consideration. It is assumed that the participant's account balances under the 401(k) Thrift Plan resulting from employer contributions and under the Profit Sharing Plan and any other qualified profit sharing or pension plans for which the Company provided the compensation would be used to purchase a single life annuity on the employee's retirement date. As of December 31, 1984, the termination date of the Supplemental Retirement Income Plan, the years of service for each of the persons listed in the Summary Compensation Table are as follows: Hayne Hipp -- 15 years, W. Kenneth Hunt, III -- 4 years, James M. Keelor -- 11 years, and Porter B.
Rose -- 16 years.

DIRECTORS COMPENSATION

     Each Director who is not also an officer of Liberty or one of its subsidiaries receives $16,000 annual compensation, plus $2,000 for each meeting of the Board which he attends. Travel expenses incurred by a Director in attending a meeting of the Board or a Committee are also reimbursed.

     The Compensation Committee Report on Executive Compensation and the performance graph which follow shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report and graph by specific reference.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is currently composed of Messrs. William S. Lee, William O. McCoy, Chairman, and John H. Mullin, III, all of whom are non-employee directors. The Committee establishes the salaries and other forms of compensation for executive officers of the Company and its subsidiaries. It also develops and maintains stock ownership plans for such executive officers and grants benefits under such plans. Set forth below is a report of the Compensation Committee addressing the Company's compensation policies for 1995 as they affected the Company's executive officers including Hayne Hipp and Messrs. Eanes, Hunt, Keelor and Rose, the four executive officers other than Mr. Hipp who were the Company's most highly paid executives (collectively with Mr. Hipp, the "Senior Executives") during 1995.

     Policies. The Compensation Committee's executive compensation policies are designed to:

     - Pay for performance by basing a substantial portion of annual compensation on corporate, business unit and individual performance;

     - Motivate executive officers to achieve strategic business objectives and reward them for achievements;

     - Align the interests of executives with the long-term interests of the shareholders through stock option and restricted stock awards; and

     - Provide pay scales and compensation plans which are comparable to those offered by other companies in the insurance and broadcasting industries, thus allowing the Company to compete for and retain talented executives who are critical to the Company's performance.

     At present, the executive compensation program is composed of annual incentive cash bonus, long-term incentive stock options and restricted stock grants, and salary and benefits generally available to executives in the insurance and broadcasting industries. Effective January 1, 1994, the Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Pursuant to Section 162(m) the Company is subject to the loss of the deduction for compensation in excess of $1,000,000 paid to a Senior Executive unless the Company complies with certain conditions in the design and administration of its compensation programs. No officer of the Company received compensation in 1995 which would result in the non-deductibility of such compensation expense to the Company. The Compensation Committee intends to review the potential effect of Section 162(m) periodically and will take appropriate action in the future if warranted.

     Comparability. The Committee annually reviews the executive compensation program. Competitive market data, provided by an outside compensation consultant, compares the Company's compensation practices to those of a group of comparator companies. The Company's market for compensation comparison purposes is comprised of a group of companies that have business operations in the insurance and broadcasting industries and that are similar in size in terms of revenues and assets. The outside compensation consultant selects the companies used for compensation comparison purposes from its data bank, utilizing the above measures in the selection process. In 1995 most of the executive officers received salaries in the comparator companies' median range. The opportunity for executive officers to earn compensation in excess of the targeted salary range is provided by the annual performance-based bonus plan and the long-term incentive stock option and restricted stock plan. The Chief Executive Officer's 1995 salary was below the median level. The Performance Graph in this proxy statement displays, in addition to the Company and the S&P 500, the Dow Jones Media and the Dow Jones Life Insurance indices. These indices are comprised of a broad range of broadcasting and insurance companies, including those companies in the comparator group used for compensation purposes.

     Annual Performance Incentive. The Compensation Committee's emphasis on tying pay to corporate, business unit and individual performance is reflected in the incentive bonuses awarded pursuant to the 1995 Annual Management Bonus Plan (the "Bonus Plan"). The Bonus Plan provided for bonus awards to executive officers based on the 1995 actual versus target earnings performance of the Company and its major business units and various other individual or operating measures tailored to an individual executive's area of responsibility.

     The Bonus Plan established separate target bonus pools for the Company and each of its major business units. Each bonus pool contained a percentage of 1995 target earnings of the Company or the relevant business unit. The target awards to be paid to the executive officers from the bonus pools reflected the Committee's subjective judgment as to the extent to which the participant could contribute to the achievement of the Company's financial goals. Threshold actual earnings, which varied among the Company and its business units, were required before an executive officer became eligible for a bonus. No bonuses would have been awarded to officers of the Company or the insurance business unit if the actual earnings of the Company had been lower than target earnings of the Company by 8%. Similarly, no bonuses would have been awarded to officers of the broadcasting subsidiary if actual broadcasting earnings had been lower than its target earnings by 15.5%. Thresholds at the indicated percentages were established in order to level the effect on the bonus pools of year-to-year earnings volatility due to acquisitions, divestitures and cyclical broadcasting revenues.

     The bonus awards paid to the Senior Executives ranged from 86% to 159% of target awards that would have been paid if the entire target bonus pool had been distributed. 34% of combined salary and bonus paid to the Senior Executives in 1995 was derived from the performance based bonus. A bonus award in the amount of $103,350 was paid to the Chief Executive Officer.

     Long-term Performance Incentive. The Company's Performance Incentive Compensation Program (the "Plan") is designed to align a significant portion of the executive compensation program with shareholder interests. The Plan, approved by the shareholders in 1983, permits the granting of two types of stock-based awards:

     - Stock Option. A right vesting over a period of years as established by the Compensation Committee and terminating after ten years to purchase shares of Common Stock at the current market value as of the date the option is granted; and

     - Restricted Stock. Shares of Common Stock which the recipient cannot sell or otherwise dispose of until a restriction period of at least 5 years lapses and which are forfeited if the recipient terminates employment for any reason other than retirement, disability or death prior to the lapse of the restriction period.

     In granting restricted stock in 1995 the Committee utilized a formula tied to the amount of bonus earned by an executive officer under the prior year's Bonus Plan and did not place emphasis on previous grants. In addition, the Committee awarded grants of restricted stock to some executive officers to reflect increased responsibilities or superior performance over a period of years. Senior Executives, other than the Chief Executive Officer, were awarded restricted stock having a value as of the date of the award equal to 1.0 to 1.75 times the Senior Executive's cash bonus paid pursuant to the 1994 Bonus Plan. The value of the restricted stock grant equaled market value of the stock underlying the restricted stock grant as of the date of the award.

     Salaries. Executive officers were granted base salary increases effective May 1, 1995 after evaluating executives' levels of performance, responsibility and internal equity issues, and after evaluating the range of salaries paid by the comparative group of companies.

     Chief Executive Officer. At its May 2, 1995 meeting, the Committee reviewed the competitive salary and bonus market data provided by an outside compensation consultant and noted that the Chief Executive's base salary combined with his 1994 annual bonus award was below the median paid by the comparator companies. Evaluating the competitive total compensation market data for the comparator companies, the Committee determined that current salary together with a restricted stock grant of 40,000 shares would be appropriate and within the range of total compensation paid by the comparator companies.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

          William S. Lee      William O. McCoy     John H. Mullin, III

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Lawrence M. Gressette, Jr. is Chairman, President and Chief Executive Officer of SCANA Corporation, an affiliate of South Carolina Electric and Gas Company and SCANA Development Corporation, and is a Director of Liberty. Until April 27, 1995, Hayne Hipp, President and Chief Executive Officer of the Company, served on the Management Development and Corporate Performance Committee of SCANA Corporation's Board of Directors. Liberty Life writes universal life insurance policies for employees of South Carolina Electric and Gas Company. Premiums and interest paid on policy loans on these policies totaled approximately $357,800 during 1995. In addition, during 1995 SCANA Corporation completed the sale of the real estate assets of SCANA Development Corporation to Liberty for $4.4 million.

CERTAIN TRANSACTIONS

     Edward E. Crutchfield, Chairman and Chief Executive Officer of First Union Corporation, is a Director of Liberty. No executive officer of the Company serves on the Board of Directors of First Union. Liberty Life writes mortgage protection policies for customers of First Union Insurance Group, a subsidiary of First Union Corporation. As of December 31, 1995, annualized insurance premiums in force for these policies were approximately $768,000. W. W. Johnson, Chairman of the Executive Committee and an executive officer of NationsBank Corporation, is a Director of Liberty. No executive officer of the Company serves on the Board of Directors of NationsBank. Effective March 21, 1995, Liberty entered into a Credit Agreement with a syndicate of banks pursuant to which Liberty could borrow up to $375 million. Among the banks participating in the syndicate of banks and their portion of the total debt at December 31, 1995 were: First Union National Bank of North Carolina for $25.67 million and NationsBank of Georgia for $10.67 million. Also incorporated into this section of the proxy statement by reference are the disclosures regarding Lawrence M. Gressette, Jr., Chairman, President and Chief Executive Officer of SCANA Corporation, an affiliate of South Carolina Electric and Gas Company and SCANA Development Corporation, contained in the above section of this proxy statement entitled, "Compensation Committee Interlocks and Insider Participation." During 1992 Liberty Life Insurance Company entered into a mortgage loan transaction of $1,640,000 to Top Notch Retail Limited Partnership. The limited partners include children of Buck Mickel; and collectively, their ownership interest exceeds 10%. At December 31, 1995, the balance on this loan was $1,315,623. Management believes that the terms of the arrangements described in this paragraph are as favorable to Liberty as are similar transactions between unrelated parties.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS, AND CHANGE-OF-CONTROL ARRANGEMENTS

     On May 20, 1994, H. Ray Eanes became the Senior Vice President, Treasurer and Chief Financial Officer of Liberty pursuant to an employment agreement which expires on December 31, 1999. Mr. Eanes' initial base salary under the agreement was $350,000 per year, subject to review and increase by the Compensation Committee of the Board of Directors in subsequent years as appropriate, decreasing to $100,000 in the final two years of the term of the agreement. He is also entitled to receive an annual bonus of a minimum of 50% of base salary determined in accordance with the Annual Management Bonus Plan and restricted stock grants under the Performance Incentive Compensation Program equal to 1.5 times the amount of his annual bonus.

FIVE-YEAR SHAREHOLDER RETURN COMPARISON

     The Performance Graph below compares cumulative, five-year shareholder returns on an indexed basis with the S&P 500 Stock Index, the Dow Jones Media Index and the Dow Jones Life Insurance Index.

                               PERFORMANCE GRAPH

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN*
                 AMONG LIBERTY CORPORATION, THE S&P 500 INDEX,
       THE DOW JONES MEDIA INDEX AND THE DOW JONES LIFE INSURANCE INDEX**

      MEASUREMENT PERIOD         LIBERTY COR-                      DOW JONES       DOW JONES
    (FISCAL YEAR COVERED)          PORATION         S&P 500          MEDIA           LIFE
1990                                       100             100             100             100
1991                                       110             130             113             149
1992                                       143             140             134             195
1993                                       125             155             161             194
1994                                       134             157             155             174
1995                                       182             215             222             242

           Assumes $100 invested on December 31, 1990 in Liberty Common Stock, S&P 500 Index, the Dow Jones Media Index and the Dow Jones Life Insurance Index.

            * Total return assumes reinvestment of dividends.
           ** Fiscal year ending December 31.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table shows as of January 31, 1996, the shares of Liberty Common Stock beneficially owned (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934) by all persons who beneficially own more than 5% of the shares of such stock. Hayne Hipp and John
B. Hipp are brothers. Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp are brothers and sisters. Jo Love Little, James S. Love, III and Mary E. McMillan are brother and sisters.

                                                                            NATURE AND AMOUNT OF
                                                                            BENEFICIAL OWNERSHIP
                                                             --------------------------------------------------
                                                             SOLE VOTING       SHARED VOTING          TOTAL
  TITLE                                                        AND/OR             AND/OR              SHARES      PERCENTAGE
    OF                                                       INVESTMENT         INVESTMENT         BENEFICIALLY       OF
  CLASS                   NAME AND ADDRESS(1)                 POWER(2)           POWER(3)             OWNED         CLASS
----------   ----------------------------------------------  -----------       -------------       ------------   ----------
Common       Jane Gage Hipp Caulder
             Travelers Rest, SC............................     158,932          1,390,995(4)        1,549,927        7.72%
Common       Mary Ladson Hipp Haddow
             Atlanta, GA...................................     133,563(5)       1,450,827(6)        1,584,390        7.89%
Common       Edward F. Hipp
             Hendersonville, NC............................     148,750          1,381,124(7)        1,529,874        7.62%
Common       H. Neel Hipp, Jr.
             Greenville, SC................................      87,817(8)       1,593,575(9)        1,681,392        8.38%
Common       Hayne Hipp
             Greenville, SC................................     495,464(10)      2,377,590(11)       2,873,054       14.31%
Common       John B. Hipp
             Atlanta, GA...................................      16,598          1,148,101(12)       1,164,699        5.80%
Common       William F. Hipp
             Atlanta, GA...................................     116,299(13)      1,516,621(14)       1,632,920        8.14%
Common       Frances M. McCreery
             Chagrin Falls, OH.............................   1,070,218(15)          7,200(16)       1,077,418        5.37%
Common       William R. Patterson
             999 Peachtree Street, NE
             Atlanta, GA 30309-3996........................         -0-          2,149,198(17)       2,149,198       10.71%
Preferred    Jo Love Little
             #2 Birch Cove
             Gulfport, MS 30503............................     174,490                -0-             174,490        9.37%
Preferred    James S. Love, III
             12137 Hickman Road
             Biloxi, MS 39532                                   176,045                -0-             176,045        9.45%
Preferred    Mary E. McMillan
             1200 Meadowbrook, #34
             Jackson, MS 39206                                  171,224                -0-             171,224        9.19%
Preferred    The Mighty Mite Corporation
             25165 Bickham Road
             Jackson, LA 70748                                  232,935                -0-             232,935       12.51%

---------------

(1) The mailing address for the individuals listed above, with the exception of Mr. Patterson, Ms. Love, Mr. Love, Ms. McMillan and The Mighty Mite Corporation is P. O. Box 789, Greenville, South Carolina 29602.

 (2) Except as otherwise indicated in these Notes, each person has sole voting and investment power with respect to the designated shares.
 (3) Shares shown in this column are included in the totals for more than one person as follows: (a) Hayne Hipp shares voting and investment power with John B. Hipp and other persons with respect to 747,903 shares; (b) Hayne Hipp shares voting and investment power with William R. Patterson and other persons with respect to 416,000 shares; (c) Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp share voting and investment power with William R. Patterson and each other with respect to 1,373,392 shares; (d) Jane Gage Hipp Caulder, Mary Ladson Hipp Haddow, Edward F. Hipp, H. Neel Hipp, Jr. and William F. Hipp share voting and investment power with each other and another individual with respect to 270,000 shares; (e) H. Neel Hipp, Jr. shares voting and investment power with the spouse of each of his brothers and sisters with respect to 58,822 shares; and (f) H. Neel Hipp, Jr. shares voting and investment power with William F. Hipp and another individual with respect to 68,780 shares. Except as otherwise indicated in these Notes, both voting and investment power are shared with respect to the shares designated in this column.
 (4) Includes 8,484 shares held of record by her husband or by or for her minor children and 9,787 shares held in trust for the benefit of her children of which her husband serves as Co-Trustee. Jane Gage Hipp Caulder disclaims beneficial ownership of the 12,644 shares held by her husband and in trust for her children.
 (5) Includes 2,200 shares held in trust for the benefit of her children of which Mary Ladson Hipp Haddow serves as sole Trustee.
 (6) Includes 1,568 shares held jointly with her husband, 58,007 shares held of record by her husband or by or for her minor children and 23,312 shares held in trust for the benefit of her children of which her husband serves as Co-Trustee. Mary Ladson Hipp Haddow disclaims beneficial ownership of the 38,575 shares held by her husband and in trust for her children.
 (7) Includes 6,647 shares held of record by his wife or by or for his minor children and 7,465 shares held in trust for the benefit of his children of which his wife serves as Co-Trustee. Edward F. Hipp disclaims beneficial ownership of these shares.
 (8) Includes options to purchase 11,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 5,081 restricted shares as to which he has sole voting but no investment power.
 (9) Includes 78,607 shares held of record by his wife or by or for his minor children and 2,810 shares held in trust for the benefit of his children of which he and his wife serve as Co-Trustees. H. Neel Hipp, Jr. disclaims beneficial ownership of the 78,607 shares held by his wife or by or for his minor children.
(10) Includes 98,400 restricted shares as to which he has sole voting power but no investment power and 161,145 shares held in trust for the benefit of charity and/or family and non-family members of which Hayne Hipp serves as sole Trustee.
(11) Includes 12,045 shares held of record by his wife, 35,833 shares held in trust for the benefit of his children and/or charity of which his wife serves as Co-Trustee and 2,440 shares held by him as custodian.
(12) Includes 54,498 shares held of record by his minor children.
(13) Includes 1,740 shares held in trust for the benefit of his children of which William F. Hipp serves as sole Trustee.
(14) Includes 61,903 shares held of record by his wife or by or for his minor children and 18,258 shares held in trust for the benefit of his children of which his wife serves as Co-Trustee. William F. Hipp disclaims beneficial ownership of these shares.
(15) Includes 100,000 shares held in trust for her benefit and for the benefit of family members of which Frances M. McCreery serves as sole Trustee.
(16) Includes 800 shares held in trust for the benefit of her husband. Frances
     M. McCreery disclaims beneficial ownership of these shares.

(17) Includes 2,149,198 shares for which shared voting power is held and 1,789,392 shares for which shared investment power is held.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the shares of Liberty Common Stock owned beneficially (as that term is defined by Rule 13d-3 issued by the SEC under the Securities Exchange Act of 1934), unless otherwise indicated, by each Director and nominee and by all executive officers and Directors of Liberty as a group on January 31, 1996.

                                                                                     PERCENTAGE OF
                                                            NUMBER OF SHARES       OUTSTANDING SHARES
                       SHAREHOLDER                          OF COMMON STOCK         OF COMMON STOCK
----------------------------------------------------------  ----------------       ------------------
Rufus C. Barkley, Jr......................................          3,908(2)                .02%
Edward E. Crutchfield.....................................          2,000                   .01%
H. Ray Eanes..............................................         39,475(3)                .20%
John R. Farmer............................................          5,000                   .02%
Lawrence M. Gressette, Jr.................................          1,000                   .01%
Hayne Hipp................................................      2,873,054(4)              14.31%
W. Kenneth Hunt, III......................................         41,440(5)                .21%
W. W. Johnson.............................................            800                   .00%
James M. Keelor...........................................         68,949(6)                .34%
William S. Lee............................................            800                   .00%
William O. McCoy..........................................          1,400                   .01%
Buck Mickel...............................................          8,000                   .04%
John H. Mullin, III.......................................          2,600(7)                .01%
Benjamin F. Payton........................................            200                   .00%
J. Thurston Roach.........................................          2,000                   .01%
Porter B. Rose............................................         71,788(8)                .36%
Eugene E. Stone, IV.......................................          1,000                   .01%
All Directors, Nominees for Director and Executive
  Officers as a Group (20 persons)........................      3,286,976(9)              16.38%

---------------

 (1) None of the Directors and executive officers is the beneficial owner of any Preferred Stock or of any equity securities of any of Liberty's subsidiaries. Except as otherwise indicated in these Notes, each of the individuals named above has sole voting and investment power with respect to the shares listed for such person.
 (2) Includes 200 shares held of record by his wife and 3,708 shares held by a partnership of which a trust established for the benefit of his mother and of which he serves as Co-Trustee is a general partner. Rufus C. Barkley, Jr. disclaims beneficial ownership of these shares.
 (3) Includes 33,725 restricted shares as to which he has sole voting power but no investment power.
 (4) See "Principal Holders of Voting Securities" table and Notes 3, 10 and 11 thereto for a more complete description of the nature and amount of beneficial ownership by Hayne Hipp.
 (5) Includes 19,794 restricted shares as to which he has sole voting power but no investment power.
 (6) Includes options to purchase 25,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 22,142 restricted shares as to which he has sole voting power but no investment power.
 (7) Includes 600 shares held in trust for the benefit of his children of which John H. Mullin, III serves as Co-Trustee.

 (8) Includes options to purchase 6,000 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 21,447 restricted shares as to which he has sole voting power but no investment power.
 (9) Includes options to purchase 43,600 shares currently exercisable under Liberty's Performance Incentive Compensation Program and 232,485 restricted shares as to which they have sole voting power but no investment power.

     Section 16(a) of the Securities Act of 1934 requires the Company's Directors and executive officers and persons who own more than ten percent of the Company's Common Stock to file with the SEC and the New York Stock Exchange various reports as to ownership of such Common Stock. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such forms furnished to the Company and written representations to the Company that no other reports were required, all the aforesaid Section 16(a) filing requirements were complied with during 1995, except that the Company inadvertently caused one restricted stock grant for Hayne Hipp to be reported twelve days late.

ITEM 2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Subject to shareholder ratification, the Board of Directors has appointed the firm of Ernst and Young LLP as independent public accountants for the year 1996. The appointment was made upon the recommendation of the Audit Committee, which is composed of Directors who are not officers or otherwise employees of Liberty.

     If the shareholders do not ratify the selection of Ernst and Young LLP, the selection of independent certified public accountants will be reconsidered and made by the Board of Directors. It is understood that even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its shareholders.

     The appointment of the firm of Ernst & Young LLP as independent public accountants for Liberty was ratified by the shareholders at Liberty's last Annual Meeting. Representatives of the firm are expected to be present at the Annual Meeting of Shareholders and will be available to respond to appropriate questions and will have the opportunity to make a statement should they so desire. Management recommends that the shareholders vote "FOR" such ratification.

SHAREHOLDERS' PROPOSALS

     Shareholders' proposals must be received at the Company's above-stated address on or before December 15, 1996 to be considered for inclusion in the proxy statement for the 1997 Annual Meeting.

OTHER MATTERS

     The management of Liberty knows of no business to be presented at the meeting other than the two items specified above. If other matters are duly presented for action, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

                                          MARTHA G. WILLIAMS
                                          Vice President, General Counsel
                                            & Secretary

Greenville, South Carolina
March 28, 1996

                                                                   APPENDIX A

PROXY                                                                   PROXY

                           THE LIBERTY CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BORAD OF DIRECTORS OF THE CORPORATION.


        The undersigned hereby appoints Sophia G. Vergas and R. David Black, or either of them, as proxies, with full power of substitution, to represent the undersigned at the 1996 Annual Meeting of Shareholders of The Liberty Corporation ("Liberty") to be held at 10:30 a.m. on May 7, 1996, at The Liberty Corporation Headquarters Building, Wade Hampton Boulevard, Greenville, South Carolina, and any adjournment thereof, and to vote all the shares of Liberty stock which the undersigned would be entitled to vote, if personally present.


1.      Election        / /     FOR ALL 5 NOMINEES              / /     WITHHOLD AUTHORITY
        of Directors:           listed below (except                    to vote for all
                                as marked to the                        nominees listed
                                contrary below)                         below




        Rufus C. Barkley, Jr., W. W. Johnson, William S. Lee, Benjamin P. Payton and Eugene E. Stone, IV
        (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided.)

        -----------------------------------------------------------------------
2. Proposal to approve the appointment of Ernst & Young LLP as independent public accountants for Liberty.


                / / FOR                 / / AGAINST             / / ABSTAIN



3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before said meeting.

 PLEASE SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED POSTAGE PAID ENVELOPE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH INSTRUCTIONS CONTAINED HEREIN. IN THE ABSENCE OF SUCH INSTRUCTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF ALL THE FOREGOING PROPOSALS.













                                                                        SHARES


                                                Date                       1996
                                                    ---------------------,

                                                -------------------------------
                                                         Signature

                                                -------------------------------
                                                         Signature

                                                (Please sign your name exactly
                                                as it appears hereon.
                                                Executors, administrators,
                                                guardians, officers of
                                                corporations, and others signing
                                                in a fiduciary capacity should
                                                state their full titles as
                                                such.)